Exhibit 99.2
July 22, 1999

WESTERN RESOURCES ANNOUNCES STOCK REPURCHASE PLAN

Western Resources today announced a stock repurchase program for up to $25 million of its common stock.

The program authorizes Western Resources to make purchases of its common stock in the open market. The timing and terms of purchases, and the number of shares actually purchased, will be determined by management based on market conditions and other factors. Purchases will be conducted in accordance with applicable rules of the Securities and Exchange Commission (SEC).

"Given our current stock price, we believe that this is a prudent move for our company and our shareholders," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.

Wittig said that the company believed the uncertainty of the review by SEC of Protection One's amortization of customer accounts and the pending Kansas City Power & Light (KCPL) merger have put downward pressure on Western Resources' common stock price.

While the SEC review of Protection One still is pending, the KCPL merger has seen significant momentum with the recent settlement agreements reached with the Kansas Corporation Commission and the Missouri Public Service Commission staffs.

"We believe our common stock is undervalued in the marketplace and provides us an opportunity to repurchase shares at an attractive price," said Wittig. Wittig also said that the repurchase of shares will not begin until after the company's second-quarter earnings are announced, which is expected around the first week of August.

The purchased shares would be held in treasury and will be available for general corporate purposes or resale at a future date, or will be retired. Any purchases will be financed with short-term debt, or made from available funds.

The announcement is not a request nor an offer for tender of shares to the company. The company currently has approximately 67.4 million shares outstanding.

Forward-Looking Statements: Certain matters discussed in this employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; regulatory and competitive markets; volatility in wholesale power markets, and other circumstances affecting anticipated operations, revenues and costs. See the company's Annual Report on Form 10-K for the period ended Dec. 31, 1998 and Form 10-Q the period ended March 31, 1999 filed with the SEC for further discussion of factors affecting the company's performance.